Exhibit 10.8

Deferred Compensation Plan
for Non-Employee Directors of
Principal Financial Group, Inc.
(Amended and Restated as of May 19, 2003)

1.
Effective Date; Eligibility; Administration

        (a)    Effective Date.    The Deferred Compensation Plan for Non-Employee Directors of Principal Financial Group, Inc., a Delaware corporation (the "Plan"), shall become effective upon adoption of the Plan by the Principal Financial Group, Inc. Board of Directors (the "Effective Date") with respect to compensation that is payable to eligible members of the Board of Directors of Principal Financial Group, Inc. (the "Company") on and after the date that is six (6) months following the effective date of the Plan of Conversion of Principal Mutual Holding Company ("Plan of Conversion).

        (b)    Eligibility.    Each member of the Board of Directors (the "Board") of the Company who is not an employee of the Company or a subsidiary or affiliate of the Company (each, a "Director") is eligible to participate in the Plan (including a Director who takes office after the adoption of the Plan).

        (c)    Administration.    The Plan shall be administered by the Human Resources Committee of the Board ("Committee") or such other committee of the Board as the Board shall designate from time to time. The Committee shall have full authority to interpret and administer the Plan, to establish, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes, provided that, no Committee member may participate in any decision with respect to such member's benefits or entitlements under the Plan, unless such decision applies generally to all non-employee Directors. Determinations, interpretations, or other actions made or taken by the Committee shall be final, binding, and conclusive for all purposes and upon all persons.

2.
Participation

        (a)    Deferral Election.    The approximate one-year period that commences with the start of an annual meeting of stockholders and concludes just prior to the start of the annual meeting of stockholders held in the following calendar year is referred to herein as a "Board Year." A Director may elect to defer receipt of all or any part of the annual retainer(s) to which the Director would otherwise be entitled for serving on the Board and/or a Board committee for the Board Year following the Board Year in which such election is made and for succeeding Board Years. Any person who shall become a Director who was not a Director of the Company prior to the beginning of a Board Year may elect, before the Director becomes entitled to receive such amounts, to defer payment of all or any part of the Director's proportionate annual retainer(s) for Board and/or Board committee service to which such Director would otherwise be entitled for the remainder of such Board Year and for succeeding Board Years.

        In addition, prior to the start of any Board or Board committee meeting, a Director may elect to defer receipt of all or any part of the Board and/or Board committee meeting fees to which such Director would otherwise be entitled for that Board and/or Board committee meeting, and for succeeding Board and/or Board committee meetings.

        All amounts deferred by a Director hereunder shall be credited to an account (the "Account") (the aggregate amount to be deferred hereunder by a Director is hereinafter referred to as "Fees").

        (b)    Form and Duration of Deferral Election.    An election to participate in the Plan shall be made by written notice executed by the Director and filed with the Secretary of the Company. Such election shall continue in effect until the Director terminates such election by written notice filed with the Secretary of the Company. Any such termination shall become effective as of the end of the Board

Year in which such notice is given (for annual retainers) and/or the next Board or Board committee meeting (for Board and/or Board committee meeting fees), as applicable, and only with respect to compensation payable for services as a Director thereafter. Amounts credited to the Director's Account prior to the effective date of the termination of such election to participate in the Plan shall not be affected by such termination and shall be distributed only in accordance with the terms of the Plan.

        (c)    Renewal.    A Director who has terminated an election to participate in the Plan may thereafter file another election to participate for any Board Year subsequent to the Board Year in which such election is filed and/or Board or Board committee meeting, as applicable.

        (d)    Adjustment of Amount Deferred.    Prior to the beginning of any Board Year or Board or Board committee meeting, as applicable, a Director participating in the Plan may file another written notice with the Secretary of the Company electing to change the amount of compensation to be deferred for services as a Director commencing with such Board Year or Board or Board committee meeting, as applicable. Amounts credited to the Director's Account prior to the Secretary's receipt of the written notice of the change shall not be affected by such change and shall be distributed only in accordance with the terms of the Plan.

        (e)    Prior Deferrals.    All compensation deferred (together with any interest earned thereon) under any individual deferred compensation agreement between the Director and the Company (an "Individual Deferred Compensation Agreement") will remain subject to the terms and conditions of such Individual Deferred Compensation Agreement (unless an election is made to transfer the balance under such Individual Deferred Compensation Agreement to the Account created hereunder, as described in the following sentence). A Director may elect, upon written notice to the Secretary of the Company, to have all or any part of the balance under any Individual Deferred Compensation Agreement transferred to the Director's Account under this Plan on or after the date that is six (6) months following the effective date of the Plan of Conversion.

3.
Directors' Accounts

        The Company shall maintain a separate Account for each Director who has elected to defer compensation under this Plan. Fees that are deferred and credited to a Director's Account pursuant to Section 2 hereof shall be deemed to be invested in a theoretical number of units in respect of Common Stock, par value $0.01 per share, of the Company ("Company Stock"), calculated to the nearest ten thousandth of a unit, produced by dividing the dollar amount of such Fees by the Market Value Per Share (as defined below) on the date such Fees would otherwise have been paid (or the date such amounts are transferred to the Account pursuant to Section 2(e) as applicable).

        Whenever a dividend is declared in respect to the Common Stock, the number of units in the Director's Account shall be increased by the result of the following calculations: (i)  the number of units in the Director's Account multiplied by any cash dividend declared by the Company on a share of Common Stock, divided y the Market Value Per Share on the related dividend payment date; and/or (ii) the number of units in the Director's Account multiplied by any stock dividend declared by the Company on a share of Common Stock.

        In the event of any Common Stock or Common Stock split, recapitalization (including but not limited to the payment of an extraordinary dividend to the stockholders of the Company), merger, consolation, combination, spin-off, distribution of assets to stockholders (other than ordinary cash dividends) exchange of shares, or other similar corporate change, the number of units credited to a Director's Account shall be appropriately adjusted by the Committee to reflect such corporate change.

4.
Distribution from Accounts

        (a)    Form of Distribution Election.    At the time a Director makes a deferral election pursuant to Section 2(a), the Director shall also file with the Secretary of the Company a written election with respect to the distribution of the value of the units credited to the Account. A Director may elect to receive the distribution of the value of such units in one lump-sum payment, or a Director may elect to receive a distribution of the value in such number of equal annual installments (not to exceed ten annual installments) as the Director may designate. The lump-sum payment or the first installment shall be paid on the first business day of the calendar year immediately following the year in which the Director ceases to be a Director of the Company or on the first business day of such earlier calendar year as the Director may elect, except that a Director shall not be permitted to elect to receive a distribution or partial distribution on a date that is earlier than eighteen (18) months following the effective date of the Plan of Conversion. Any subsequent installments shall be paid on the first business day of each succeeding installment period until the entire amount credited to the Account and subject to that distribution election shall have been paid.

        (b)    Amendment of Distribution Election.    In accordance with Section 4(a), at any time, and from time to time, a Director participating in the Plan may file a written notice to further delay the timing of the distribution from the Director's Account. To be effective, an election to further delay the timing of distribution with respect to the Account must be received by the Secretary of the Company at least twelve (12) months prior to the date of distribution under the previously-filed election for such distribution.

        (c)    Distribution Election on Transfers.    In the event that a Director elects to transfer all or any part of the balance under any Individual Deferred Compensation Agreement to the Director's Account pursuant to Section 2(e), the value of the units credited to the Account pursuant to such election shall be distributed according to the distribution election for the Account in effect on the date of such transfer unless such Director directs an alternate timing of distribution at the time of the transfer election. In no event, however, may such distribution occur earlier than eighteen (18) months following the effective date of the Plan of Conversion.

        (d)    Valuation of Units on Distribution.    The value of the units payable hereunder shall be determined by multiplying the number of units then subject to distribution by the average Market Value Per Share for the 20 trading days prior to the date for payment.

        (e)    Installment Payments.    Where a Director receives the balance of the Director's Account in annual installments, the amount of each installment shall be equal to the value (as calculated pursuant to Section 4(d) above) of a fraction of the total number of units in the Account on the date of such payment, the numerator of which is one (1) and the denominator of which is the total number of installments remaining to be paid at that time.

5.
Designation of a Beneficiary

        A Director may designate a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive any payments to be made pursuant to Section 6 hereof upon the Director's death. At any time, and from time to time, any such designation may be changed or canceled by the Director without the consent of any beneficiary. Any such designation, change or cancellation must be by written notice filed with the Secretary of the Company. If a Director designates more than one beneficiary, any payments made pursuant to Section 6 to such beneficiaries shall be made in equal shares unless the Director has designated otherwise, in which case the payments shall be made in the proportions designated by the Director. If no beneficiary has been named by a Director, payment shall be made to the Director's estate.

6.
Distribution on Death

        If the Director shall die before payment has commenced or all installment payments have been completed, the total unpaid balance then credited to such Director's Account shall be paid to the designated beneficiaries or such Director's estate in a lump sum on the first business day of the month immediately following the month in which the Board receives notice of such Director's death, or as soon as reasonably practical following such date.

7.
Amendment and Termination

        The Board of Directors may at any time amend or terminate the Plan; provided no such amendment or termination shall impair the rights of a Director with respect to amounts then credited to such Director's Account under the Plan.

8.
Miscellaneous

          (a)   The Company shall not fund its liability for deferred Fees or amounts equal to interest thereon or for any appreciation in unit value in any way, the separate memorandum accounts for each Director electing deferment shall not constitute trusts, and a Director shall have no claim against the Company or its assets other than as an unsecured general creditor.

          (b)   The crediting of units to the Account pursuant to Section 3 hereof shall not be deemed to create for a Director any interest in any class of equity securities of the Company.

          (c)   The Secretary of the Company shall provide a copy of the Plan to each Director together with a form of letter which may be used, if the Director so elects, to notify the Company of the Director's election to defer Fees in accordance with the Plan.

          (d)   Nothing contained herein and no action taken pursuant hereto will be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Director, the Director's beneficiary or estate or any other person. Title to and beneficial ownership of any funds represented by the Account will at all times remain in the Company; such funds will continue for all purposes to be a part of the general funds of the Company and may be used for any corporate purpose. No person shall, by virtue of the provisions of this Plan, have any interest whatsoever in any specific assets of the Company. TO THE EXTENT THAT ANY PERSON ACQUIRES A RIGHT TO RECEIVE PAYMENTS FROM THE COMPANY UNDER THIS PLAN, SUCH RIGHT WILL BE NO GREATER THAN THE RIGHT OF ANY UNSECURED GENERAL CREDITOR OF THE COMPANY.

          (e)   A Director's right or the right of any other person to the balance in the Account cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered except by a written designation of beneficiary under this Plan, by written will, or by the laws of descent and distribution.

          (f)    Payments hereunder shall be made in U. S. dollars and may be made to a bank or other financial institution in the U. S. if payment to a Director is in some manner restricted by federal, state or foreign law. The Company shall have the right to deduct from all distributions hereunder any federal, state, foreign or local taxes or other obligations required by law to be withheld with respect thereto.

          (g)   Notwithstanding anything else contained in the Plan to the contrary, no action shall be taken, and no distribution shall be made, under the Plan which contains any term or condition that would violate any provision of the Plan of Conversion.

        On behalf of the Nominating Committee of the Board of Directors of the Company, this Deferred Compensation Plan for Non-Employee Directors of Principal Financial Group, Inc. has been executed this 19th day of May, 2003.

By:	/s/ BETSY J. BERNARD Betsy J. Bernard, Chair